UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 18, 2016

Horizon Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-10792	35-1562417
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 Franklin Square, Michigan City, Indiana		46360
(Address of Principal Executive Offices)		(Zip Code)

(219) 879-0211
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets.
On July 18, 2016, Horizon Bancorp (“Horizon”) completed its previously announced acquisition of LaPorte Bancorp, Inc., a Maryland corporation (“LaPorte”), pursuant to an Agreement and Plan of Merger dated March 10, 2016 (the “Merger Agreement”) between Horizon and LaPorte.  The shareholders of LaPorte approved the Merger Agreement at a special shareholder meeting on July 11, 2016. Pursuant to the Merger Agreement, LaPorte merged with and into Horizon, with Horizon surviving the merger (the “Merger”), and The LaPorte Savings Bank, an Indiana-chartered savings bank and wholly-owned subsidiary of LaPorte (“LaPorte Bank”), merged with and into Horizon Bank, National Association, the wholly-owned national bank subsidiary of Horizon (“Horizon Bank”), with Horizon Bank as the surviving bank.
Under the terms of the Merger Agreement, shareholders of LaPorte had the option to receive $17.50 per share in cash or 0.629 shares of Horizon common stock for each share of LaPorte’s common stock, subject to allocation provisions to assure that in the aggregate, LaPorte shareholders would receive total consideration consisting of 65% stock and 35% cash. As a result of LaPorte shareholder stock and cash elections and the related allocation and proration provisions of the Merger Agreement, Horizon issued 2,280,992 shares of its common stock in the Merger. Based upon the July 15, 2016 closing price of $26.31 per share of Horizon common stock, the transaction has an implied valuation of approximately $98.9 million.
Each outstanding share of Horizon common stock remained outstanding and was not changed by the Merger.
The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to the Current Report on Form 8-K filed by Horizon with the Securities and Exchange Commission (“SEC”) on March 14, 2016 and is incorporated by reference herein.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, effective as of the closing of the Merger, Michele M. Thompson, the former President and Chief Financial Officer of LaPorte, was appointed to the board of directors of Horizon and Horizon Bank. Ms. Thompson will serve as a director of Horizon for a term expiring at Horizon’s 2017 annual meeting of shareholders. Thereafter, pursuant to the Merger Agreement, Horizon will cause her to be nominated and recommended for election by Horizon’s shareholders at the next election of directors as long as she continues to be eligible and qualified to serve as a director.
Ms. Thompson served as the President and Chief Financial Officer of both LaPorte and LaPorte Bank. She joined LaPorte Bank in 2003 as Chief Financial Officer and was named Vice President in 2004, Executive Vice President in 2007, and President and Chief Financial Officer in 2011. Ms. Thompson was named Executive Vice President and Chief Financial Officer of LaPorte’s predecessor in 2007, and thereafter, was named its President and Chief Financial Officer in 2011. Ms. Thompson also served, since 2007, on the Boards of Directors of both LaPorte and LaPorte Bank.
Ms. Thompson has more than 30 years of banking experience. Ms. Thompson is a graduate of Ball State University and holds a Masters of Business Administration from Indiana University South Bend.
Ms. Thompson will be entitled to receive the standard director compensation previously established by the Compensation Committee of Horizon’s board of directors and generally offered to other non-employee directors, as further described in the proxy statement of Horizon filed with the SEC on March 15, 2016. Other than being eligible to receive such director compensation, Ms. Thompson did not enter into any material plan, contract, or arrangement in connection with her appointment as a director.  Ms. Thompson is not a party to any transaction with Horizon that would require disclosure under Item 404(a) of SEC Regulation S-K.

Item 7.01  Regulation FD Disclosure.

On July 18, 2016, Horizon and LaPorte issued a joint press release announcing the closing of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(a)  Financial statements of business acquired
The financial statements required by this item are incorporated herein by reference to the consolidated financial statements and related notes thereto included in LaPorte’s Annual Report on Form 10-K for the year ended December 31, 2015, and in LaPorte’s Quarterly Report on Form 10-Q for the three months ended March 31, 2016, which are incorporated by reference into the proxy statement/prospectus of Horizon and LaPorte dated June 3, 2016, filed by Horizon with the SEC pursuant to Securities Act Rule 424(b)(3) (Registration No. 333-211442) on June 8, 2016.
(b)  Pro forma financial information

The pro forma financial information required by this item is incorporated herein by reference to the pro forma financial information included under the heading “Unaudited Pro Forma Combined Condensed Financial Information” in the proxy statement/prospectus of Horizon and LaPorte dated June 3, 2016, filed by Horizon with the SEC pursuant to Securities Act Rule 424(b)(3) (Registration No. 333-211442) on June 8, 2016.
(d)  Exhibits
Exhibit No.	Description
2.1
Agreement and Plan of Merger dated March 10, 2016, between Horizon Bancorp and LaPorte Bancorp, Inc. (incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K filed by the registrant on March 11, 2016)

99.1	Joint press release issued on July 18, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.
Date: July 18, 2016	Horizon Bancorp

	By:	/s/ Craig M. Dwight
Craig M. Dwight, Chairman and Chief Executive Officer

EXHIBIT INDEX
Exhibit No.	Description
2.1
Agreement and Plan of Merger dated March 10, 2016, between Horizon Bancorp and LaPorte Bancorp, Inc. (incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K filed by the registrant on March 11, 2016)

99.1	Joint press release issued on July 18, 2016